EXHIBIT 99.1
Vital Energy Reports Third-Quarter 2023 Financial and Operating Results
Record quarterly production exceeds guidance, leads to increased full-year 2023 outlook
Capital investments in quarter were below guidance
Publishes 2023 Sustainability Report and inaugural Climate Risk and Resilience Report
TULSA, OK - November 2, 2023 - Vital Energy, Inc. (NYSE: VTLE) ("Vital Energy" or the "Company") today reported its third-quarter 2023 financial and operating results. Supplemental slides have been posted to the Company's website and can be found at www.vitalenergy.com. A conference call and webcast is planned for 7:30 a.m. CT, Friday, November 3, 2023. Participation details can be found within this release.
Highlights
•Announced three Permian Basin acquisitions adding a combined 53,000 net acres and 150 gross high-value locations (Maple closed October 31; Henry and Tall City are expected to close in early November)
•Reported 3Q-23 net income of $4.9 million, Adjusted Net Income1 of $95.8 million and cash flows from operating activities of $214.2 million
•Generated 3Q-23 Consolidated EBITDAX1 of $286.5 million and Free Cash Flow1 of $91.3 million
•Reported 3Q-23 oil and total production that exceeded the high-end of Company guidance by 1% and 4%, respectively, producing 49.0 thousand barrels of oil per day ("MBO/d") and 101.7 thousand barrels of oil equivalent per day ("MBOE/d"), both Company records
•Reported 3Q-23 capital expenditures below the low-end of guidance, investing $158.2 million, excluding non-budgeted acquisitions and leasehold expenditures
•Fortified balance sheet through issuance of $900 million par value of senior unsecured notes and 3,162,500 shares of common stock for combined total net proceeds of $1.04 billion
"Vital Energy delivered across the board in the third quarter," stated Jason Pigott, President and Chief Executive Officer. "We had the powerful combination of higher-than-expected production and lower-than-planned capital investments. These exceptional results translated directly to strong financial performance, driving $91 million of Free Cash Flow."
"Our success has been fueled by our proven strategy of acquiring and efficiently integrating high-value acquisitions," continued Pigott. "This year we have captured five opportunities that increase our scale in the Permian Basin, reduce leverage and generate a highly-competitive Free Cash Flow yield."

1Non-GAAP financial measure; please see supplemental reconciliations of GAAP to non-GAAP financial measures at the end of this release.

Third-Quarter 2023 Financial and Operations Summary
Financial Results. The Company reported net income attributable to common stockholders of $4.9 million, or $0.26 per diluted share, and Adjusted Net Income of $95.8 million, or $5.16 per adjusted diluted share. Cash flows from operating activities were $214.2 million and Consolidated EBITDAX was $286.5 million.
Production. Consistent with preliminary volumes disclosed in October, Vital Energy's third quarter oil and total production set Company records, averaging 48,996 BO/d and 101,746 BOE/d, respectively. Quarterly outperformance was driven by strong productivity from recently completed wells across the Company's assets. Wells completed by Vital Energy on the recently integrated Driftwood and Forge assets are currently outperforming historical oil production results by 7% and 29%, respectively.
Capital Investments. Total capital expenditures, excluding non-budgeted acquisitions and leasehold expenditures, were lower than anticipated at $158 million, consistent with preliminary amounts disclosed in October. Capital efficiencies were primarily related to savings on facilities investments on recently acquired assets. Vital Energy turned-in-line ("TIL") 10 wells during third-quarter 2023. Investments included $133 million for drilling and completions, $12 million in infrastructure investments (including Vital Midstream Services), $4 million in land, exploration and data related costs and $9 million in other capitalized costs.
Operating Expenses. Lease operating expenses ("LOE") during the period were $7.05 per BOE, slightly higher than expectations, due to the acceleration of high-return workover activity.
General and Administrative Expenses. General and administrative ("G&A") expenses, excluding long-term incentive plan ("LTIP") and transaction expenses, for third-quarter 2023 were $2.16 per BOE, higher than guidance, primarily related to higher compensation related expenses. Cash LTIP expenses, reflecting price appreciation of Vital Energy's common stock, were $0.29 per BOE. Non-cash LTIP expenses were slightly lower than expectations at $0.28 per BOE.
Liquidity. At September 30, 2023, the Company had no balance on its $1.0 billion senior secured credit facility (with the full $1.0 billion available for future borrowings) and cash and cash equivalents of $590 million.
At November 1, 2023, the Company's senior secured credit facility remained undrawn and cash and cash equivalents were $611 million.
Senior secured credit facility and cash balances reflect the application of the Company's net proceeds of $1.04 billion from its issuance of common stock and senior unsecured notes in September 2023. The Company expects to utilize borrowings under the senior secured credit facility and all of its available cash, in the aggregate amount of approximately $765 million, to close previously announced acquisitions and discharge all outstanding 2025 senior notes. Upon the expected closing of all previously announced acquisitions, the elected commitment on the senior secured credit facility will increase to $1.25 billion.
Sustainability
Vital Energy recently published its 2023 Sustainability Report and an inaugural Climate Risk and Resilience Report. Both reports detail the Company’s performance against its sustainability targets. Two Company targets (Scope 1

GHG emissions intensity and methane emissions reductions) were achieved as of year-end 2022, three years ahead of schedule.
Vital Energy was the first Permian operator to receive the third-party TrustWell certification for responsible operations, placing the Company in the top-quartile of U.S. onshore operators. In 2023, Vital Energy expanded this certification to approximately 60% of its gross operated oil production and became the first company to receive the TrustWell Low Methane Rating.
Fourth-Quarter 2023 Guidance
Production. The Company increased its fourth-quarter 2023 guidance for both total and oil production from those initially provided with the acquisition announcements in September. Total production guidance was increased by 3.8 MBOE/d (previously 98.0 - 102.0 MBOE/d), comprised of 0.9 MBOE/d for increased productivity assumptions and 2.9 MBOE/d for earlier transaction closing dates. Oil production guidance was increased by 1.4 MBO/d (previously 46.5 - 49.5 MBO/d), comprised of 0.3 MBO/d for increased productivity and 1.1 MBO/d for earlier transaction closing dates.
Capital Investments. Vital Energy updated its fourth-quarter 2023 capital investment guidance to $175 - $190 million (previously $195 - $210 million, provided with acquisition announcements in September). Lower than expected investments are related to the earlier completion of acquired wells and the impact of including their capital in purchase price adjustments.
The table below reflects the Company's guidance for production and capital investments for fourth-quarter 2023.

4Q-23E
Total production (MBOE/d)	101.8 - 105.8
Oil production (MBO/d)	47.9 - 50.9
Incurred capital expenditures, excluding non-budgeted acquisitions ($ MM)	$175 - $190

The table below reflects the Company's guidance for select revenue and expense items for fourth-quarter 2023.

4Q-23E
Average sales price realizations (excluding derivatives):
Oil (% of WTI)	101%
NGL (% of WTI)	16%
Natural gas (% of Henry Hub)	44%

Net settlements received (paid) for matured commodity derivatives ($ MM):
Oil	$(29)
NGL	$0
Natural gas	$3

Selected average costs & expenses:
Lease operating expenses ($/BOE)	$8.35
Production and ad valorem taxes (% of oil, NGL and natural gas sales revenues)	6.50%
Oil transportation and marketing expenses ($/BOE)	$1.05
Gas gathering, processing and transportation expenses ($/BOE)	$0.25
General and administrative expenses (excluding LTIP and transaction expenses, $/BOE)	$2.05
General and administrative expenses (LTIP cash, $/BOE)	$0.15
General and administrative expenses (LTIP non-cash, $/BOE)	$0.30
Depletion, depreciation and amortization ($/BOE)	$14.15
2023 Outlook
Production. The Company increased its outlook for full-year 2023 production to incorporate higher third-quarter volumes, increased expectations for fourth-quarter 2023 well productivity, and production associated with revised closing date assumptions for recently announced acquisitions.
The table below reflects the Company’s revised outlook for full-year 2023. Volumes associated with recent acquisitions reflect an October 31, 2023 closing date for the Maple acquisition and a projected early November closing dates for the Henry and Tall City acquisitions.

	Previous Guidance[1]	Production Outperformance	Acquisitions Production	Updated Guidance
Total production (MBOE/d)	87.0 - 89.0	1.7	4.4	93.6 - 94.6
Oil production (MBO/d)	41.9 - 43.4	0.6	2.1	45.0 - 45.7
Capital Investments. Vital Energy lowered its full-year 2023 capital investment guidance to $670 - $685 million (previously $665 - 695 million). The improved outlook is related to lower than expected third-quarter 2023 investments, sustainable savings on facilities investments and timing of activity associated with acquisitions, adjusted for projected closing dates.
The table below reflects the Company’s revised outlook for full-year 2023 for capital investments.

	Previous Guidance[1]	Reduced Capital	Acquisitions Capital	Updated Guidance
Capital expenditures, excluding non-budgeted acquisitions ($ MM)	$665 - 695	$(5)	$10	$670 - $685
1 As of August 8, 2023

Conference Call Details
Vital Energy plans to host a conference call at 7:30 a.m. CT on Friday, November 3, 2023, to discuss its third-quarter financial and operating results and management's outlook, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information will be posted to the Company's website. The Company invites interested parties to listen to the call via the Company's website at www.vitalenergy.com, under the tab for "Investor Relations | News & Presentations." Portfolio managers and analysts who would like to participate on the call should dial 800.715.9871, using conference code 9523356. A replay will be available following the call via the Company's website.
About Vital Energy
Vital Energy, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Vital Energy's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties in the Permian Basin of West Texas.
Additional information about Vital Energy may be found on its website at www.vitalenergy.com.
Forward-Looking Statements
This press release and any oral statements made regarding the contents of this release, including in the conference call referenced herein, contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Vital Energy assumes, plans, expects, believes, intends, projects, indicates, enables, transforms, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Such statements are not guarantees of future performance and involve risks, assumptions and uncertainties.
General risks relating to Vital Energy include, but are not limited to, continuing and worsening inflationary pressures and associated changes in monetary policy that may cause costs to rise; changes in domestic and global production, supply and demand for commodities, including as a result of actions by the Organization of Petroleum Exporting Countries and other producing countries ("OPEC+") and the Russian-Ukrainian or Israeli-Hamas military conflicts, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, reduced demand due to shifting market perception towards the oil and gas industry; competition in the oil and gas industry; the ability of the Company to execute its strategies, including its ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to its financial results and to successfully integrate acquired businesses, assets and properties, pipeline transportation and storage constraints in the Permian Basin, the effects and duration of the outbreak of disease, and any related government policies and actions, long-term performance of wells, drilling and operating risks, the possibility of production curtailment, the impact of new laws and regulations, including those regarding the use of hydraulic fracturing, and under the Inflation Reduction Act (the "IRA"), including those related to climate change, the impact of legislation or regulatory initiatives intended to address induced seismicity on our ability to conduct our operations; hedging activities, tariffs on steel, the impacts of severe weather, including the freezing of wells and pipelines in the Permian Basin due to cold weather, possible impacts of litigation and regulations, the impact of the Company's transactions, if any, with its securities from time to time, the impact of new environmental, health and safety requirements applicable to the Company's business activities, the possibility of the elimination of federal income tax deductions for oil and gas exploration and development and imposition of any additional taxes under the IRA or otherwise, and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2022 and those set forth from time to time in other filings with the Securities and Exchange Commission ("SEC"). These documents are available through Vital Energy's website at www.vitalenergy.com under the tab "Investor Relations" or through the SEC's Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Vital Energy's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Vital Energy can give no assurance that its future results will be as estimated. Any forward-looking statement speaks only as of the date on which such statement is made. Vital Energy does not intend to, and disclaims any obligation to, correct, update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
The SEC generally permits oil and natural gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, and certain probable and possible reserves that meet the SEC's definitions for such terms. In this press release and the conference call, the Company may use the terms "resource potential," "resource play," "estimated ultimate recovery" or "EURs," "type curve" and "standardized measure," each of which the SEC guidelines restrict from being included in filings with the SEC without strict compliance with SEC definitions. These terms refer to the Company’s internal estimates of unbooked hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques. "Resource potential" is used by the Company to refer to the estimated quantities of hydrocarbons that may be added to proved reserves, largely from a specified resource play potentially supporting numerous drilling locations. A "resource play" is a term used by the Company to describe an accumulation of hydrocarbons known to exist over a large areal expanse and/or thick vertical section potentially supporting numerous drilling locations, which, when compared to a conventional play, typically has a lower geological and/or commercial development risk. "EURs" are based on the Company’s previous operating experience in a given area and publicly available information relating to the operations of producers who are conducting operations in these areas. Unbooked resource potential and "EURs" do not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or SEC rules and do not include any proved reserves. Actual quantities of reserves that may be ultimately recovered from the Company’s interests may differ substantially from those presented herein. Factors affecting ultimate recovery include the scope of the Company’s ongoing drilling program, which will be directly affected by the availability of capital, decreases in oil, natural gas liquids and natural gas prices, well spacing, drilling and production costs, availability and cost of drilling services and equipment, lease expirations, transportation constraints, regulatory approvals, negative revisions to reserve estimates and other factors, as well as actual drilling results, including geological and mechanical factors affecting recovery rates. "EURs" from reserves may change significantly as development of the Company’s core assets provides additional data. In addition, the Company's production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases. "Type curve" refers to a production profile of a well, or a particular category of wells, for a specific play and/or area. The "standardized measure" of discounted future new cash flows is calculated in accordance with SEC regulations and a discount rate of 10%. Actual results may vary considerably and should not be considered to represent the fair market value of the Company’s proved reserves.
This press release and any accompanying disclosures include financial measures that are not in accordance with generally accepted accounting principles ("GAAP"), such as Free Cash Flow, Adjusted Net Income and Consolidated EBITDAX. While management believes that such measures are useful for investors, they should not be used as a replacement for financial measures that are in accordance with GAAP. For a reconciliation of such non-GAAP financial measures to the nearest comparable measure in accordance with GAAP, please see the supplemental financial information at the end of this press release.
Unless otherwise specified, references to "average sales price" refer to average sales price excluding the effects of the Company's derivative transactions.
All amounts, dollars and percentages presented in this press release are rounded and therefore approximate.

Vital Energy, Inc.
Selected operating data

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(unaudited)		(unaudited)
Sales volumes:
Oil (MBbl)	4,507	3,219	12,011	10,536
NGL (MBbl)	2,421	2,034	6,320	6,128
Natural gas (MMcf)	14,593	12,430	38,760	37,447
Oil equivalent (MBOE)(1)(2)	9,361	7,324	24,791	22,905
Average daily oil equivalent sales volumes (BOE/d)(2)	101,746	79,613	90,809	83,901
Average daily oil sales volumes (Bbl/d)(2)	48,996	34,994	43,997	38,594
Average sales prices(2):
Oil ($/Bbl)(3)	$83.23	$96.83	$78.34	$101.51
NGL ($/Bbl)(3)	$15.82	$29.20	$15.38	$32.16
Natural gas ($/Mcf)(3)	$1.46	$5.94	$1.25	$4.78
Average sales price ($/BOE)(3)	$46.44	$60.75	$43.82	$63.11
Oil, with commodity derivatives ($/Bbl)(4)	$78.62	$71.09	$76.69	$71.03
NGL, with commodity derivatives ($/Bbl)(4)	$15.82	$24.47	$15.38	$25.93
Natural gas, with commodity derivatives ($/Mcf)(4)	$1.32	$3.35	$1.40	$3.05
Average sales price, with commodity derivatives ($/BOE)(4)	$44.01	$43.74	$43.27	$44.60
Selected average costs and expenses per BOE sold(2):
Lease operating expenses	$7.05	$6.04	$7.02	$5.55
Production and ad valorem taxes	2.92	3.96	2.80	3.91
Oil transportation and marketing expenses	1.15	1.81	1.31	1.70
General and administrative (excluding LTIP and transaction expenses)	2.16	2.02	2.32	1.82
Total selected operating expenses	$13.28	$13.83	$13.45	$12.98
General and administrative (LTIP):
LTIP cash	$0.29	$(0.52)	$0.20	$0.16
LTIP non-cash	$0.28	$0.11	$0.30	$0.24
General and administrative (transaction expenses)	$0.33	$—	$0.13	$—
Depletion, depreciation and amortization	$12.87	$10.23	$12.53	$9.89
_______________________________________________________________________________
(1)BOE is calculated using a conversion rate of six Mcf per one Bbl.
(2)The numbers presented are calculated based on actual amounts and may not recalculate using the rounded numbers presented in the table above.
(3)Price reflects the average of actual sales prices received when control passes to the purchaser/customer adjusted for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point.
(4)Price reflects the after-effects of the Company's commodity derivative transactions on its average sales prices. The Company's calculation of such after-effects includes settlements of matured commodity derivatives during the respective periods.

Vital Energy, Inc.
Consolidated balance sheets

(in thousands, except share data)	September 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$589,695	$44,435
Accounts receivable, net	199,838	163,369
Derivatives	3,775	24,670
Other current assets	20,900	13,317
Total current assets	814,208	245,791
Property and equipment:
Oil and natural gas properties, full cost method:
Evaluated properties	10,512,608	9,554,706
Unevaluated properties not being depleted	199,490	46,430
Less: accumulated depletion and impairment	(7,616,830)	(7,318,399)
Oil and natural gas properties, net	3,095,268	2,282,737
Midstream and other fixed assets, net	129,115	127,803
Property and equipment, net	3,224,383	2,410,540
Derivatives	27,163	24,363
Operating lease right-of-use assets	116,634	23,047
Deferred income taxes	220,382	—
Other noncurrent assets, net	23,482	22,373
Total assets	$4,426,252	$2,726,114
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$106,376	$102,516
Accrued capital expenditures	74,149	48,378
Undistributed revenue and royalties	165,027	160,023
Derivatives	106,767	5,960
Operating lease liabilities	47,399	15,449
Other current liabilities	71,984	82,950
Total current liabilities	571,702	415,276
Long-term debt, net	1,926,966	1,113,023
Derivatives	5,885	—
Asset retirement obligations	75,416	70,366
Operating lease liabilities	66,366	9,435
Other noncurrent liabilities	6,853	7,268
Total liabilities	2,653,188	1,615,368
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized and zero issued as of September 30, 2023 and December 31, 2022	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, and 21,751,758 and 16,762,127 issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	218	168
Additional paid-in capital	3,002,709	2,754,085
Accumulated deficit	(1,229,863)	(1,643,507)
Total stockholders' equity	1,773,064	1,110,746
Total liabilities and stockholders' equity	$4,426,252	$2,726,114

Vital Energy, Inc.
Consolidated statements of operations

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2023	2022	2023	2022
	(unaudited)		(unaudited)
Revenues:
Oil sales	$375,166	$311,740	$940,982	$1,069,542
NGL sales	38,303	59,377	97,196	197,037
Natural gas sales	21,234	73,831	48,260	179,026
Sales of purchased oil	3	18,371	14,192	106,030
Other operating revenues	808	795	2,453	5,030
Total revenues	435,514	464,114	1,103,083	1,556,665
Costs and expenses:
Lease operating expenses	66,040	44,246	173,939	127,136
Production and ad valorem taxes	27,360	29,024	69,498	89,512
Oil transportation and marketing expenses	10,795	13,285	32,391	39,022
Gas gathering, processing and transportation expenses	371	—	371	—
Costs of purchased oil	101	18,772	14,856	108,516
General and administrative	28,641	11,857	73,053	50,800
Organizational restructuring expenses	—	10,420	—	10,420
Depletion, depreciation and amortization	120,499	74,928	310,618	226,555
Other operating expenses, net	1,703	2,616	4,538	6,973
Total costs and expenses	255,510	205,148	679,264	658,934
Gain on disposal of assets, net	149	4,282	540	4,952
Operating income	180,153	263,248	424,359	902,683
Non-operating income (expense):
Gain (loss) on derivatives, net	(135,321)	100,748	(132,875)	(290,995)
Interest expense	(39,305)	(30,967)	(99,388)	(96,251)
Gain (loss) on extinguishment of debt, net	—	553	—	(245)
Other income, net	1,739	173	3,697	543
Total non-operating income (expense), net	(172,887)	70,507	(228,566)	(386,948)
Income before income taxes	7,266	333,755	195,793	515,735
Income tax benefit (expense):
Current	(464)	960	(2,298)	(4,771)
Deferred	(1,909)	2,808	220,149	2,324
Total income tax benefit (expense)	(2,373)	3,768	217,851	(2,447)
Net income	$4,893	$337,523	$413,644	$513,288
Net income per common share:
Basic	$0.27	$20.27	$23.44	$30.64
Diluted	$0.26	$20.08	$23.32	$30.26
Weighted-average common shares outstanding:
Basic	18,455	16,650	17,646	16,750
Diluted	18,569	16,809	17,740	16,963

Vital Energy, Inc.
Consolidated statements of cash flows

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2023	2022	2023	2022
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$4,893	$337,523	$413,644	$513,288
Adjustments to reconcile net income to net cash provided by operating activities:
Share-settled equity-based compensation, net	2,937	1,638	8,402	6,295
Depletion, depreciation and amortization	120,499	74,928	310,618	226,555
Gain on disposal of assets, net	(149)	(4,282)	(540)	(4,952)
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	135,321	(100,748)	132,875	290,995
Settlements paid for matured derivatives, net	(22,760)	(124,289)	(14,320)	(423,668)
(Gain) loss on extinguishment of debt, net	—	(553)	—	245
Deferred income tax (benefit) expense	1,909	(2,808)	(220,149)	(2,324)
Other, net	3,704	10,052	8,851	25,932
Changes in operating assets and liabilities:
Accounts receivable, net	(56,167)	42,891	(38,807)	(11,069)
Other current assets	(1,359)	730	(9,589)	7,574
Other noncurrent assets, net	(324)	(21)	1,266	1,450
Accounts payable and accrued liabilities	21,678	23,589	4,243	15,084
Undistributed revenue and royalties	(1,648)	(8,104)	199	131,356
Other current liabilities	5,801	(60,918)	(12,846)	(41,362)
Other noncurrent liabilities	(126)	(7,013)	(4,625)	(14,697)
Net cash provided by operating activities	214,209	182,615	579,222	720,702
Cash flows from investing activities:
Acquisitions of oil and natural gas properties, net	(13,144)	(3,694)	(540,129)	(5,581)
Capital expenditures:
Oil and natural gas properties	(145,823)	(143,374)	(455,046)	(432,124)
Midstream and other fixed assets	(3,793)	(5,312)	(10,692)	(10,264)
Proceeds from dispositions of capital assets, net of selling costs	91	890	2,343	2,939
Settlements received for contingent consideration	47	—	2,082	1,555
Net cash used in investing activities	(162,622)	(151,490)	(1,001,442)	(443,475)
Cash flows from financing activities:
Borrowings on Senior Secured Credit Facility	35,000	200,000	630,000	335,000
Payments on Senior Secured Credit Facility	(610,000)	(160,000)	(700,000)	(400,000)
Issuance of senior unsecured notes	897,710	—	897,710	—
Extinguishment of debt	—	(149,985)	—	(182,319)
Proceeds from issuance of common stock, net of offering costs	161,003	—	161,003	—
Share repurchases	—	(17,515)	—	(26,586)
Stock exchanged for tax withholding	(212)	(853)	(3,056)	(7,442)
Payments for debt issuance costs	(16,331)	(377)	(16,331)	(1,725)
Other, net	(758)	—	(1,846)	(1,012)
Net cash provided by (used in) financing activities	466,412	(128,730)	967,480	(284,084)
Net increase (decrease) in cash and cash equivalents	517,999	(97,605)	545,260	(6,857)
Cash, cash equivalents and restricted cash, beginning of period	71,696	147,546	44,435	56,798
Cash and cash equivalents, end of period	$589,695	$49,941	$589,695	$49,941

Vital Energy, Inc.
Supplemental reconciliations of GAAP to non-GAAP financial measures

Non-GAAP financial measures
The non-GAAP financial measures of Free Cash Flow, Adjusted Net Income, Consolidated EBITDAX, as defined by the Company, may not be comparable to similarly titled measures used by other companies. Furthermore, these non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP measures of liquidity or financial performance, but rather should be considered in conjunction with GAAP measures, such as net income or loss, operating income or loss or cash flows from operating activities.
Free Cash Flow
Free Cash Flow is a non-GAAP financial measure that the Company defines as net cash provided by operating activities (GAAP) before net changes in operating assets and liabilities and non-budgeted acquisition costs, less incurred capital expenditures, excluding non-budgeted acquisition costs. Management believes Free Cash Flow is useful to management and investors in evaluating operating trends in its business that are affected by production, commodity prices, operating costs and other related factors. There are significant limitations to the use of Free Cash Flow as a measure of performance, including the lack of comparability due to the different methods of calculating Free Cash Flow reported by different companies.
The following table presents a reconciliation of net cash provided by operating activities (GAAP) to Free Cash Flow (non-GAAP) for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2023	2022	2023	2022
	(unaudited)		(unaudited)
Net cash provided by operating activities	$214,209	$182,615	$579,222	$720,702
Less:
Net changes in operating assets and liabilities	(32,145)	(8,846)	(60,159)	88,336
General and administrative (transaction expenses)	(3,120)	—	(3,120)	—
Cash flows from operating activities before net changes in operating assets and liabilities and non-budgeted acquisition costs	249,474	191,461	642,501	632,366
Less incurred capital expenditures, excluding non-budgeted acquisition costs:
Oil and natural gas properties(1)	154,865	135,304	483,329	439,168
Midstream and other fixed assets(1)	3,321	4,796	11,090	9,794
Total incurred capital expenditures, excluding non-budgeted acquisition costs	158,186	140,100	494,419	448,962
Free Cash Flow (non-GAAP)	$91,288	$51,361	$148,082	$183,404
_____________________________________________________________________________
(1)Includes capitalized share-settled equity-based compensation and asset retirement costs.

Adjusted Net Income
Adjusted Net Income is a non-GAAP financial measure that the Company defines as net income or loss (GAAP) plus adjustments for mark-to-market on derivatives, premiums paid or received for commodity derivatives that matured during the period, impairment expense, gains or losses on disposal of assets, income taxes, other non-recurring income and expenses and adjusted income tax expense. Management believes Adjusted Net Income helps investors in the oil and natural gas industry to measure and compare the Company's performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.
The following table presents a reconciliation of net income (GAAP) to Adjusted Net Income (non-GAAP) for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2023	2022	2023	2022
	(unaudited)		(unaudited)
Net income	$4,893	$337,523	$413,644	$513,288
Plus:
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	135,321	(100,748)	132,875	290,995
Settlements paid for matured derivatives, net	(22,760)	(124,611)	(13,740)	(423,990)
Settlements received for contingent consideration	47	322	1,502	1,877
Organizational restructuring expenses	—	10,420	—	10,420
Gain on disposal of assets, net	(149)	(4,282)	(540)	(4,952)
(Gain) loss on extinguishment of debt, net	—	(553)	—	245
Income tax (benefit) expense	2,373	(3,768)	(217,851)	2,447
General and administrative (transaction expenses)	3,120	—	3,120	—
Adjusted income before adjusted income tax expense	122,845	114,303	319,010	390,330
Adjusted income tax expense(1)	(27,026)	(25,147)	(70,182)	(85,873)
Adjusted Net Income (non-GAAP)	$95,819	$89,156	$248,828	$304,457
Net income per common share:
Basic	$0.27	$20.27	$23.44	$30.64
Diluted	$0.26	$20.08	$23.32	$30.26
Adjusted Net Income per common share:
Basic	$5.19	$5.35	$14.10	$18.18
Diluted	$5.16	$5.30	$14.03	$17.95
Adjusted diluted	$5.16	$5.30	$14.03	$17.95
Weighted-average common shares outstanding:
Basic	18,455	16,650	17,646	16,750
Diluted	18,569	16,809	17,740	16,963
Adjusted diluted	18,569	16,809	17,740	16,963
_______________________________________________________________________________
(1)Adjusted income tax expense is calculated by applying a statutory tax rate of 22% for each of the periods ended September 30, 2023 and 2022.

Consolidated EBITDAX
Consolidated EBITDAX is a non-GAAP financial measure defined in the Company's Senior Secured Credit Facility as net income or loss (GAAP) plus adjustments for share-settled equity-based compensation, depletion, depreciation and amortization, impairment expense, gains or losses on disposal of assets, mark-to-market on derivatives, accretion expense, interest expense, income taxes and other non-recurring income and expenses. Consolidated EBITDAX provides no information regarding a company's capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Consolidated EBITDAX does not represent funds available for future discretionary use because it excludes funds required for debt service, capital expenditures, working capital, income taxes, franchise taxes and other commitments and obligations. However, management believes Consolidated EBITDAX is useful to an investor because this measure:
•is used by investors in the oil and natural gas industry to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon accounting methods, the book value of assets, capital structure and the method by which assets were acquired, among other factors;
•helps investors to more meaningfully evaluate and compare the results of the Company's operations from period to period by removing the effect of the Company's capital structure from the Company's operating structure; and
•is used by management for various purposes, including (i) as a measure of operating performance, (ii) as a measure of compliance under the Senior Secured Credit Facility, (iii) in presentations to the board of directors and (iv) as a basis for strategic planning and forecasting.
There are significant limitations to the use of Consolidated EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company's net income or loss and the lack of comparability of results of operations to different companies due to the different methods of calculating Consolidated EBITDAX, or similarly titled measures, reported by different companies. The Company is subject to financial covenants under the Senior Secured Credit Facility, one of which establishes a maximum permitted ratio of Net Debt, as defined in the Senior Secured Credit Facility, to Consolidated EBITDAX. See Note 7 in the 2022 Annual Report for additional discussion of the financial covenants under the Senior Secured Credit Facility. Additional information on Consolidated EBITDAX can be found in the Company's Tenth Amendment to the Senior Secured Credit Facility, as filed with the SEC on November 3, 2022.
The following table presents a reconciliation of net income (GAAP) to Consolidated EBITDAX (non-GAAP) for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2023	2022	2023	2022
	(unaudited)		(unaudited)
Net income	$4,893	$337,523	$413,644	$513,288
Plus:
Share-settled equity-based compensation, net	2,937	1,638	8,402	6,295
Depletion, depreciation and amortization	120,499	74,928	310,618	226,555
Organizational restructuring expenses	—	10,420	—	10,420
Gain on disposal of assets, net	(149)	(4,282)	(540)	(4,952)
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	135,321	(100,748)	132,875	290,995
Settlements paid for matured derivatives, net	(22,760)	(124,611)	(13,740)	(423,990)
Settlements received for contingent consideration	47	322	1,502	1,877
Accretion expense	913	954	2,715	2,946
Interest expense	39,305	30,967	99,388	96,251
(Gain) loss extinguishment of debt, net	—	(553)	—	245
Income tax (benefit) expense	2,373	(3,768)	(217,851)	2,447
General and administrative (transaction expenses)	3,120	—	3,120	—
Consolidated EBITDAX (non-GAAP)	$286,499	$222,790	$740,133	$722,377

The following table presents a reconciliation of net cash provided by operating activities (GAAP) to Consolidated EBITDAX (non-GAAP) for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2023	2022	2023	2022
	(unaudited)		(unaudited)
Net cash provided by operating activities	$214,209	$182,615	$579,222	$720,702
Plus:
Interest expense	39,305	30,967	99,388	96,251
Organizational restructuring expenses	—	10,420	—	10,420
Current income tax (benefit) expense	464	(960)	2,298	4,771
Net changes in operating assets and liabilities	32,145	8,846	60,159	(88,336)
General and administrative (transaction expenses)	3,120	—	3,120	—
Settlements received for contingent consideration	47	322	1,502	1,877
Other, net	(2,791)	(9,420)	(5,556)	(23,308)
Consolidated EBITDAX (non-GAAP)	$286,499	$222,790	$740,133	$722,377

Investor Contact:
Ron Hagood
918.858.5504
ir@vitalenergy.com